Exhibit 99.1.

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
JULY 28, 2021	CONTACT BENJAMIN BOCHNOWSKI
(219) 853-7575

FINWARD BANCORP

ANNOUNCES EARNINGS FOR THE QUARTER AND SIX MONTHS ENDED

JUNE 30, 2021

Munster, Indiana - Finward Bancorp (the “Bancorp”), the holding company for Peoples Bank (the “Bank”), reported record net income of $8.3 million, or $2.40 per share, for the six months ended June 30, 2021. Net income for the six months ended June 30, 2021, increased by $79 thousand (1.0%), from the six months ended June 30, 2020, primarily due to higher net interest income. For the six months ended June 30, 2021, the return on average assets (ROA) was 1.06% and the return on average equity (ROE) was 10.82%.

For the quarter ended June 30, 2021, the Bancorp’s net income totaled $3.7 million, or $1.05 per share. Net income for the quarter ended June 30, 2021, decreased by $1.4 million (27.8%), from the quarter ended June 30, 2020, primarily due to higher noninterest expense and lower noninterest income. For the second quarter of 2021, the ROA was 0.92% and the ROE was 9.38%.

During the six months ended June 30, 2021, total assets increased by $107.4 million (7.2%), with interest-earning assets increasing by $106.5 million (7.6%). On June 30, 2021, interest-earning assets totaled $1.5 billion compared to $1.4 billion at December 31, 2020. Earning assets represented 93.9% of total assets at June 30, 2021, and 93.5% of total assets at December 31, 2020. The increase in total assets and interest earning assets for the six months was primarily the result of increased cash balances related to strong core deposit growth.

“Finward Bancorp had another strong quarter as we continue to see pandemic-related economic effects ease. Macroeconomic trends increasingly point towards recovery, and while the pandemic is not over yet, we are optimistic about the operating environment. As a company, we are Back to Business – an internal effort that resulted in over 75% of our employees vaccinated by the 4th of July, allowing us to return to normal operating conditions after the holiday. I am incredibly proud of what our team accomplished during the pandemic, and more so for how we have worked together to position ourselves for success during the recovery,” said Benjamin Bochnowski, president and CEO. “Our loan portfolio has remained resilient, and we saw another quarter of net recoveries on loans. Our provision has been driven largely by macroeconomic factors since the start of the pandemic, and we believe with continued strength, our provisions for loan loss will more closely reflect pre-pandemic levels.”

“We have learned lessons during the pandemic like everyone else, and are responding to shifting customer expectations around service. We are continuously reviewing our physical footprint needs as we work towards greater operational efficiency. We also are looking to further leverage digital investments to reduce the need for physical space as we scale, and to further deploy digital solutions where possible,” he continued.

“With that in mind, we are positioning ourselves for the new normal in banking. Efficiency is a core part of our strategy, and we are responding with the rest of the industry as margin pressure increases. Like many financial institutions, we saw deposits grow significantly since the start of the pandemic. While PPP forgiveness has had a benefit to our customers and the bank, it has created significant liquidity on the balance sheet,” said Bochnowski. “We are deploying this liquidity as fast as we can, and we have seen healthy demand for commercial loans in the local market. That said, deposit growth has outpaced loan growth and likely will continue to do so in the near term. Additionally, mortgage demand remains healthy, and we see the second quarter as indicative of demand over the next few quarters; it is robust, but still reduced from the peaks we saw at the height of the Pandemic mortgage boom in 2020.”

“Finally, we continue to work with the NASDAQ on the listing application for Finward’s common stock. Our application is in process with the NASDAQ and our listing on the exchange remains a top priority,” he concluded.

Net Interest Income

Net interest income was $23.9 million for the six months ended June 30, 2021, an increase of $1.8 million (8.3%), compared to $22.1 million for the six months ended June 30, 2020. The Bancorp’s net interest margin on a tax-adjusted basis was 3.51% for the six months ended June 30, 2021, compared to 3.64% for the six months ended June 30, 2020. Net interest income was $11.9 million for the quarter ended June 30, 2021, an increase of $457 thousand (4.0%), compared to $11.4 million for the quarter ended June 30, 2020. The Bancorp’s net interest margin on a tax-adjusted basis was 3.42% for the quarter ended June 30, 2021, compared to 3.63% for the quarter ended June 30, 2020. The increased net interest income for the quarter and the six months was primarily the result of lower interest expense attributable to the Bancorp’s ability to manage through the current historically low interest rate cycle. The decrease in the net interest margin is a result of lower reinvestment rates on the Bancorp’s loan and securities portfolios. Management has adjusted deposit pricing to align with the current interest rate cycle and remains prepared to adjust rates paid on interest bearing deposits.

Noninterest Income

Noninterest income from banking activities totaled $8.0 million for the six months ended June 30, 2021, compared to $8.6 million for the six months ended June 30, 2020, a decrease of $599 thousand or 7.0%. Noninterest income from banking activities totaled $3.7 million for the quarter ended June 30, 2021, compared to $5.0 million for the quarter ended June 30, 2020, a decrease of $1.4 million or 27.1%. The decrease in gain on sale of loans for the current quarter and six month period is the result of significant refinance activity in the prior year due to the economic and rate environment, which resulted in more loans originated and sold. The increase in fees and service charges for the current quarter and six-month period is primarily the result of changes in customer usage of bank services as our community recovers from the pandemic. The increase in wealth management income for the current quarter and six month period is the result of the Bancorp’s continued focus on expanding its wealth management line of business. The decrease in gains on the sale of securities for the current quarter and six-month period is a result of current market conditions and actively managing the portfolio.

Noninterest Expense

Noninterest expense totaled $21.3 million for the six months ended June 30, 2021, compared to $19.8 million for the six months ended June 30, 2020, an increase of $1.5 million or 7.5%. Noninterest expense totaled $10.9 million for the quarter ended June 30, 2021, compared to $9.8 million for the quarter ended June 30, 2020, an increase of $1.2 million or 11.8%. The increase in compensation and benefits for the current quarter and six month period is primarily the result of management’s continued focus on talent management and retention. The increase in other operating expenses for the current quarter and six month period is primarily the result of investments in strategic initiatives.

The Bancorp’s efficiency ratio was 70.18% for the quarter ended June 30, 2021, compared to 59.32% for the quarter ended June 30, 2020. The Bancorp’s efficiency ratio was 66.60% for the six months ended June 30, 2021, compared to 64.42% for the six months ended June 30, 2020. The increase in the efficiency ratio is the result of lower noninterest income and higher noninterest expense. The efficiency ratio is determined by dividing total noninterest expense by the sum of net interest income and total noninterest income for the period.

Lending

The Bancorp’s loan portfolio totaled $971.2 million at June 30, 2021, compared to $966.6 million at December 31, 2020, an increase of $4.6 million or 0.5%. The increase is primarily the result of organic loan portfolio growth. During the six months ended June 30, 2021, the Bancorp originated $178.1 million in new commercial loans, compared to $197.0 million during the six months ended June 30, 2020. During the six months ended June 30, 2021, the Bancorp originated $85.9 million in new fixed rate mortgage loans for sale, compared to $114.2 million during the six months ended June 30, 2020. The loan portfolio is 64.5% of earning assets and is comprised of 63.9% commercial related credits.

Investing

The Bancorp’s securities portfolio totaled $473.9 million at June 30, 2021, compared to $410.7 million at December 31, 2020, an increase of $63.3 million or 15.4%. The increase is attributable to increased investment in the security portfolio. The securities portfolio represents 31.5% of earning assets and provides a consistent source of liquidity and earnings to the Bancorp. Cash and cash equivalents totaled $68.6 million at June 30, 2021, compared to $19.9 million at December 31, 2020, an increase of $48.7 million or 244.5%. The increase in cash and cash equivalents is primarily the result of customer’s continued preference toward security and liquidity of assets.

Funding

At June 30, 2021, core deposits totaled $1.1 billion, compared to $1.0 billion at December 31, 2020, an increase of $96.8 million or 9.5%. The increase is the result of the Bancorp’s efforts to maintain and grow core deposits. Core deposits include checking, savings, and money market accounts and represented 79.9% of the Bancorp’s total deposits at June 30, 2021. During the six months ended June 30, 2021, balances for noninterest bearing checking, interest bearing checking, savings, and money market accounts increased. The increase in these core deposits is a result of management’s sales efforts along with customer preferences for competitively priced short-term liquid investments. At June 30, 2021, balances for certificates of deposit totaled $280.8 million, compared to $284.8 million at December 31, 2020, a decrease of $4.1 million or 1.4%. In addition, at June 30, 2021, borrowings and repurchase agreements totaled $24.4 million, compared to $19.9 million at December 31, 2020, an increase of $4.5 million or 22.9%. The increase in short-term borrowings was a result of cyclical inflows of repurchase agreement balances.

Asset Quality

At June 30, 2021, non-performing loans totaled $12.3 million, compared to $14.4 million at December 31, 2020, a decrease of $2.1 million or 14.6%. The Bancorp’s ratio of non-performing loans to total loans was 1.26% at June 30, 2021, compared to 1.49% at December 31, 2020. The Bancorp’s ratio of non-performing assets to total assets was 0.85% at June 30, 2021, compared to 1.06% at December 31, 2020.

For the six months ended June 30, 2021, $1.2 million in provisions to the allowance for loan losses were required, compared to $1.0 million for the six months ended June 30, 2020, an increase of $132 thousand or 12.9%. For the six months ended June 30, 2021, recoveries, net of charge-offs, totaled $27 thousand. At June 30, 2021, the allowance for loan losses is considered adequate by management and totaled $13.6 million. The allowance for loan losses as a percentage of total loans was 1.40% at June 30, 2021, compared to 1.29% at December 31, 2020. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 111.13% at June 30, 2021, compared to 86.72% at December 31, 2020.

Management also considers reserves on loans from acquisition activity that are not part of the allowance for loan losses. The Bancorp acquired loans for which there was evidence of credit quality deterioration since origination and it was determined that it was probable that the Bancorp would be unable to collect all contractually required principal and interest payments. At June 30, 2021, total purchased credit impaired loan reserves totaled $2.0 million compared to $2.1 million at December 31, 2020. Additionally, the Bancorp has acquired loans without evidence of credit quality deterioration since origination and has marked these loans to their fair values. As part of the fair value of loans receivable, there was a net fair value discount for loans acquired of $1.4 million at June 30, 2021, compared to $2.0 million at December 31, 2020. When these additional reserves are included on a pro forma basis, the allowance for loan losses as a percentage of total loans was 1.76% at June 30, 2021, and the allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 139.00% at June 30, 2021. See Table 1 below for a reconciliation of these non-GAAP figures to the Bancorp’s GAAP figures.

Capital Adequacy

At June 30, 2021, shareholders’ equity stood at $157.0 million, and tangible capital represented 8.9% of total assets. The Bancorp’s regulatory capital ratios at June 30, 2021, were 14.3% for total capital to risk-weighted assets, 13.1% for both common equity tier 1 capital to risk-weighted assets and tier 1 capital to risk-weighted assets, and 8.4% for tier 1 leverage capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $45.13 per share at June 30, 2021.

Impacts of COVID-19

The COVID-19 pandemic began to affect the Bancorp’s operations during March 2020, and as of the date of this release, continues to influence operating decisions. In response to the pandemic, the Bancorp’s management implemented the following policy actions:

●

Participating in the U.S. Small Business Administration’s Paycheck Protection Program (“PPP”), a program initiated to help small businesses maintain their workforces during the pandemic. As of June 30, 2021, the Bancorp approved 782 applications totaling $91.5 million for the first round, with an average loan size of approximately $117 thousand. These loans helped local business owners retain 10,758 employees based on the borrowers’ applications. The Bancorp’s SBA lender fee is averaging approximately 3.80% for the first round of the program, and fees will be earned over the life of the associated loans. The first round of PPP closed in August of 2020. On December 21, 2020, Congress passed the Consolidated Appropriations Act, 2021, which included provisions for a second round of PPP funding in 2021. As of June 30, 2021, the Bancorp approved 420 applications totaling $37.5 million for the second round, with an average loan size of approximately $89 thousand. These loans will help local business owners retain 4,410 employees based on the borrowers’ applications. The Bancorp’s SBA lender fee is averaging approximately 5.32% for this program, and fees will be earned over the life of the associated loans. As of June 30, 2021, the Bancorp had remaining loan balances under the Paycheck Protection Program totaling $50.3 million.

●

Prudently helping borrowers who are or may be unable to meet their contractual payment obligations because of the effects of COVID-19. Consistent with regulatory guidance, the Bancorp will consider deferring or modifying a loan customer’s repayment obligation if the customer’s cash flow has been negatively impacted by the pandemic. The Bancorp’s management anticipates that additional borrower deferral and modification requests will continue in 2021 at a reduced pace. Loans modified to interest only payment or full payment deferral as part of the effects of COVID-19 as of June 30, 2021, are as follows:

(Dollars in thousands)	(Unaudited)
As of June 30, 2021	Mortgage loans		Commercial Loans
	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment
Interest only	15	$1,656	1	$2,973
Full interest, partial principal	-	-	2	1,021
Full payment deferral	1	98	-	-
Total $	16	$1,754	3	$3,994

●

As the Bancorp continues to monitor the borrowers that are in and outside of deferral status, some loan relationships may be deemed non-performing. As of June 30, 2021, a single large commercial real estate loan relationship, which operates a hotel, with a carrying balance of $5.0 million, continued to be deemed non-performing after COVID-19 pandemic stresses negatively impacted weak operating performance which occurred prior to the pandemic. Through management’s review of the loan relationship, a specific reserve within the allowance for loan losses was allocated as of June 30, 2021. As of June 30, 2021, the customer has opened a payment reserve account with the Bancorp to be used for future contractual payments and is currently in compliance with all modified loan terms. No other material COVID-19 impacted loans that are in deferral status have been deemed non-performing at this time. As of June 30, 2021, a total of 211 loans have come out of COVID-19 related deferral status with carrying balances of $81.6 million. All of these loans continue to be performing, except one commercial real estate loan with a carrying balance of $835 thousand and one residential real estate loan with a carrying balances of $108 thousand.

About Finward Bancorp

Finward Bancorp is a locally managed and independent financial holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business, electronic and wealth management financial services from its 22 locations in Lake and Porter Counties in Northwest Indiana and South Chicagoland. Finward Bancorp’s common stock is quoted on the OTC Pink Marketplace and the OTC Bulletin Board under the symbol FNWD. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and Finward Bancorp’s investor relations.

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of the Bancorp. For these statements, the Bancorp claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this communication should be considered in conjunction with the other information available about the Bancorp, including the information in the filings the Bancorp makes with the SEC. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Forward-looking statements are typically identified by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include: the significant risks and uncertainties for our business, results of operations, and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements caused by the COVID-19 pandemic, which will depend on several factors, including the scope and duration of the pandemic, its influence on financial markets, the effectiveness of our remote work arrangements and staffing levels in branches and other operational facilities, and actions taken by governmental authorities and other third parties in response to the pandemic; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates, market liquidity, and capital markets, as well as the magnitude of such changes, which may reduce net interest margins; inflation; customer acceptance of the Bancorp’s products and services; customer borrowing, repayment, investment, and deposit practices; customer disintermediation; the introduction, withdrawal, success, and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; economic conditions; and the impact, extent, and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

In addition to the above factors, we also caution that the actual amounts and timing of any future common stock dividends or share repurchases will be subject to various factors, including our capital position, financial performance, capital impacts of strategic initiatives, market conditions, and regulatory and accounting considerations, as well as any other factors that our Board of Directors deems relevant in making such a determination. Therefore, there can be no assurance that we will repurchase shares or pay any dividends to holders of our common stock, or as to the amount of any such repurchases or dividends. Further, statements about the effects of the COVID-19 pandemic on our business, operations, financial performance, and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable, and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties, and us.

Disclosure Regarding Non-GAAP Measures

This press release includes certain financial measures that are identified as non-GAAP. However, certain non-GAAP performance measures are used by management to evaluate and measure the Bancorp’s performance. Although these non-GAAP financial measures are frequently used by investors to evaluate a financial institution, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. This supplemental information should not be considered in isolation or as a substitute for the related GAAP measures. See the attached Table 1 at the end of this press release for a reconciliation of the non-GAAP earnings measures identified herein and their most comparable GAAP measures.

Finward Bancorp
Quarterly Financial Report

Key Ratios	Three months ended,					Six months ended,
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2021	2021	2020	2020	2020	2021	2020
Return on equity	9.38%	12.30%	9.02%	13.42%	14.32%	10.82%	11.90%
Return on assets	0.92%	1.22%	0.93%	1.33%	1.42%	1.06%	1.20%
Basic earnings per share	$1.05	$1.35	$1.00	$1.42	$1.46	$2.40	$2.39
Diluted earnings per share	$1.05	$1.35	$1.00	$1.42	$1.46	$2.40	$2.39
Yield on loans	4.21%	4.41%	4.61%	4.62%	4.62%	4.31%	4.72%
Yield on security investments	1.96%	2.02%	1.81%	1.91%	2.13%	1.99%	2.25%
Total yield on earning assets	3.38%	3.59%	3.77%	3.75%	3.93%	3.48%	4.07%
Cost of deposits	0.16%	0.19%	0.26%	0.33%	0.45%	0.17%	0.58%
Cost of repurchase agreements	0.28%	0.28%	0.33%	0.37%	0.50%	0.28%	0.89%
Cost of borrowed funds	0.47%	2.70%	2.74%	2.77%	2.66%	2.31%	2.65%
Total cost of funds	0.16%	0.20%	0.27%	0.35%	0.47%	0.18%	0.60%
Net interest margin - tax equivalent	3.42%	3.58%	3.66%	3.53%	3.63%	3.51%	3.64%
Noninterest income / average assets	0.92%	1.12%	1.27%	1.32%	1.42%	1.02%	1.25%
Noninterest expense / average assets	2.74%	2.69%	3.04%	2.65%	2.74%	2.72%	2.88%
Net noninterest margin / average assets	-1.81%	-1.57%	-1.78%	-1.34%	-1.33%	-1.69%	-1.63%
Efficiency ratio	70.18%	63.19%	67.24%	59.12%	59.32%	66.60%	64.42%
Effective tax rate	10.02%	14.04%	6.61%	17.08%	18.19%	12.32%	16.56%
Dividend declared per common share	$0.31	$0.31	$0.31	$0.31	$0.31	$0.62	$0.62

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
Net worth / total assets	9.78%	9.64%	10.21%	10.06%	9.85%
Book value per share	$45.13	$43.16	$44.16	$43.01	$41.92
Non-performing assets to total assets	0.85%	0.92%	1.06%	1.11%	0.73%
Non-performing loans to total loans	1.26%	1.32%	1.49%	1.54%	0.95%
Allowance for loan losses to non-performing loans	111.13%	101.49%	86.72%	71.14%	105.95%
Allowance for loan losses to loans outstanding	1.40%	1.34%	1.29%	1.10%	1.00%
Foreclosed real estate to total assets	0.02%	0.03%	0.04%	0.03%	0.04%

Finward Bancorp
Quarterly Financial Report

Balance Sheet Data
(Dollars in thousands)	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
Total assets	$1,604,966	$1,556,717	$1,497,525	$1,481,022	$1,474,034
Cash & cash equivalents	68,625	68,009	19,922	84,447	97,305
Certificates of deposit in other financial institutions	1,471	1,474	1,897	1,901	1,639
Securities - available for sale	473,927	422,868	410,669	324,181	294,719

Loans receivable:
Commercial real estate	$315,087	$304,851	$298,257	$285,701	$286,122
Residential real estate	268,601	277,465	285,651	284,293	284,563
Commercial business	147,683	162,375	156,965	182,182	178,863
Construction and land development	104,154	97,400	93,562	89,176	92,982
Multifamily	53,639	51,933	50,571	50,701	56,070
Home equity	36,736	36,273	39,286	42,183	46,312
Manufactured Homes	35,958	33,632	30,904	27,814	22,518
Government	8,462	9,372	10,142	13,205	13,729
Consumer	544	438	1,025	467	522
Farmland	309	315	215	218	221
Total loans	$971,173	$974,054	$966,578	$975,940	$981,902

Deposits:
Core deposits:
Noninterest bearing checking	$275,819	$286,969	$241,620	$258,170	$262,001
Interest bearing checking	307,148	279,984	274,867	258,734	249,797
Savings	277,944	271,910	254,108	240,215	235,254
Money market	253,427	245,750	246,916	238,098	235,902
Total core deposits	1,114,338	1,084,613	1,017,511	995,217	982,954
Certificates of deposit	280,758	282,081	284,828	285,439	294,680
Total deposits	$1,395,096	$1,366,694	$1,302,339	$1,280,656	$1,277,634

Borrowings and repurchase agreements	$24,399	$15,917	$19,860	$31,145	$29,159
Stockholder's equity	157,022	150,139	152,922	148,941	145,181

Finward Bancorp
Quarterly Financial Report

Consolidated Statements of Income	Three months ended,					Six months ended,
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2021	2021	2020	2020	2020	2021	2020
Interest income:
Loans	$10,275	$10,746	$11,278	$11,263	$11,297	$21,021	$22,326
Securities & short-term investments	2,160	1,981	1,733	1,573	1,608	4,141	3,448
Total interest income	12,435	12,727	13,011	12,836	12,905	25,162	25,774
Interest expense:
Deposits	549	651	827	1,050	1,380	1,200	3,444
Borrowings	14	30	77	98	110	44	244
Total interest expense	563	681	904	1,148	1,490	1,244	3,688
Net interest income	11,872	12,046	12,107	11,688	11,415	23,918	22,086
Provision for loan losses	576	578	1,816	849	508	1,154	1,022
Net interest income after provision for loan losses	11,296	11,468	10,291	10,839	10,907	22,764	21,064
Noninterest income:
Gain on sale of loans held-for-sale, net	1,116	2,049	1,551	2,420	2,464	3,165	3,617
Fees and service charges	1,471	1,066	1,488	1,473	1,151	2,537	2,200
Wealth management operations	576	607	533	537	514	1,183	1,068
Gain on sale of securities, net	269	417	974	197	667	686	1,177
Increase in cash value of bank owned life insurance	188	169	174	177	188	357	357
Gain on sale of foreclosed real estate, net	36	(9)	(49)	24	43	27	103
Other	24	14	30	27	19	38	70
Total noninterest income	3,680	4,313	4,701	4,855	5,046	7,993	8,592
Noninterest expense:
Compensation and benefits	5,801	5,530	6,214	5,263	5,371	11,331	10,588
Occupancy and equipment	1,324	1,372	1,079	1,150	1,295	2,696	2,704
Data processing	597	528	596	583	532	1,125	1,088
Marketing	195	199	168	176	180	394	388
Federal deposit insurance premiums	204	180	217	216	159	384	355
Other	2,793	2,529	3,028	2,393	2,227	5,322	4,640
Total noninterest expense	10,914	10,338	11,302	9,781	9,764	21,252	19,763
Income before income taxes	4,062	5,443	3,690	5,913	6,189	9,505	9,893
Income tax expenses	407	764	764	1,010	1,126	1,171	1,638
Net income	$3,655	$4,679	$2,926	$4,903	$5,063	$8,334	$8,255

Finward Bancorp
Quarterly Financial Report

Asset Quality	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
(Dollars in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
Nonaccruing loans	$12,025	$12,257	$13,799	$14,481	$7,408
Accruing loans delinquent more than 90 days	248	599	566	579	1,904
Securities in non-accrual	970	944	929	879	815
Foreclosed real estate	368	491	538	501	634
Total nonperforming assets	$13,611	$14,291	$15,832	$16,440	$10,761

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	$1,770	$1,884	$1,775	$1,330	$482
ALL general allowances for loan portfolio	11,869	11,163	10,683	9,384	9,384
Total ALL	$13,639	$13,047	$12,458	$10,714	$9,866

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	$1,269	$407	$155	$441	$157
Nonaccruing troubled debt restructurings, compliant (2)	-	366	383	113	409
Accruing troubled debt restructurings	1,182	1,210	1,583	1,536	1,592
Total troubled debt restructurings	$2,451	$1,983	$2,121	$2,090	$2,158
(1) "non-compliant" refers to not being within the guidelines of the restructuring agreement
(2) included in nonaccruing loan balances presented above

	(Unaudited)
	June 30,	Required
	2021	To Be Well
	Actual Ratio	Capitalized
Capital Adequacy Bancorp
Common equity tier 1 capital to risk-weighted assets	13.1%	N/A
Tier 1 capital to risk-weighted assets	13.1%	N/A
Total capital to risk-weighted assets	14.3%	N/A
Tier 1 capital to adjusted average assets	8.4%	N/A

Capital Adequacy Bank
Common equity tier 1 capital to risk-weighted assets	12.9%	6.5%
Tier 1 capital to risk-weighted assets	12.9%	8.0%
Total capital to risk-weighted assets	14.1%	10.0%
Tier 1 capital to adjusted average assets	8.2%	5.0%

Quarter-to-Date
(Dollars in thousands)	Average Balances, Interest, and Rates
(unaudited)	June 30, 2021			June 30, 2020
	Average Balance	Interest	Rate (%)	Average Balance	Interest	Rate (%)
ASSETS
Interest bearing deposits in other financial institutions	$57,543	$9	0.06	$39,325	$15	0.15
Federal funds sold	1,288	-	-	1,738	18	4.14
Certificates of deposit in other financial institutions	1,473	7	1.90	1,734	11	2.54
Securities available-for-sale	433,355	2,124	1.96	288,330	1,532	2.13
Loans receivable	976,520	10,275	4.21	977,866	11,297	4.62
Federal Home Loan Bank stock	3,446	20	2.32	3,918	32	3.27
Total interest earning assets	1,473,625	$12,435	3.38	1,312,911	$12,905	3.93
Cash and non-interest bearing deposits in other financial institutions	36,377			17,713
Allowance for loan losses	(13,255)			(9,553)
Other noninterest bearing assets	97,863			102,964
Total assets	$1,594,610			$1,424,035

LIABILITIES AND STOCKHOLDERS' EQUITY
Total deposits	$1,402,398	$549	0.16	$1,237,241	$1,380	0.45
Repurchase agreements	16,855	12	0.28	13,671	17	0.50
Borrowed funds	1,720	2	0.47	13,981	93	2.66
Total interest bearing liabilities	1,420,973	$563	0.16	1,264,893	$1,490	0.47
Other noninterest bearing liabilities	17,787			17,741
Total liabilities	1,438,760			1,282,634
Total stockholders' equity	155,850			141,401
Total liabilities and stockholders' equity	$1,594,610			$1,424,035

Return on average assets	0.92%			1.42%
Return on average equity	9.38%			14.32%
Net interest margin (average earning assets)	3.22%			3.48%
Net interest margin (average earning assets) - tax equivalent	3.42%			3.63%

Year-to-Date
(Dollars in thousands)	Average Balances, Interest, and Rates
	June 30, 2021			June 30, 2020
	Average Balance	Interest	Rate (%)	Average Balance	Interest	Rate (%)
ASSETS
Interest bearing deposits in other financial institutions	$54,195	$21	0.08	$26,406	$69	0.52
Federal funds sold	1,040	-	-	3,726	85	4.56
Certificates of deposit in other financial institutions	1,535	15	1.95	1,851	25	2.70
Securities available-for-sale	408,753	4,065	1.99	284,955	3,202	2.25
Loans receivable	976,059	21,021	4.31	945,189	22,326	4.72
Federal Home Loan Bank stock	3,681	40	2.17	3,915	67	3.42
Total interest earning assets	1,445,263	$25,162	3.48	1,266,042	$25,774	4.07
Cash and non-interest bearing deposits in other financial institutions	35,055			18,397
Allowance for loan losses	(12,960)			(9,302)
Other noninterest bearing assets	97,967			98,409
Total assets	$1,565,325			$1,373,546

LIABILITIES AND STOCKHOLDERS' EQUITY
Total deposits	$1,375,429	$1,200	0.17	$1,192,482	$3,444	0.58
Repurchase agreements	15,674	22	0.28	12,803	57	0.89
Borrowed funds	1,903	22	2.31	14,087	187	2.65
Total interest bearing liabilities	1,393,006	$1,244	0.18	1,219,372	$3,688	0.60
Other noninterest bearing liabilities	18,295			15,380
Total liabilities	1,411,301			1,234,752
Total stockholders' equity	154,024			138,794
Total liabilities and stockholders' equity	$1,565,325			$1,373,546

Return on average assets	1.06%			1.20%
Return on average equity	10.82%			11.90%
Net interest margin (average earning assets)	3.31%			3.49%
Net interest margin (average earning assets) - tax equivalent	3.51%			3.64%

	Table 1 - Reconciliation of the Non-GAAP Performance Ratios

	(Dollars in thousands)	Three Months Ended		Six Months Ended
	(unaudited)	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
	Calculation of core net income
	Net income	$3,655	$5,063	$8,334	$8,255
	Realized loss/(gain) on securities	(269)	(667)	(686)	(1,177)
	Core deposit accretion	249	249	497	497
	Purchase discount amortization	(300)	(643)	(626)	(1,032)
	Related tax benefit/(cost)	67	223	171	360
(A)	Core net income	$3,402	$4,225	$7,690	$6,903

	Calculation of core diluted earnings per share
(A)	Core net income	$3,402	$4,225	$7,690	$6,903
	Diluted average common shares outstanding	3,478,392	3,463,136	3,475,017	3,460,820
	Core diluted earnings per share	$0.98	$1.22	$2.21	$1.99

	Calculation of core return on average assets
(A)	Core net income	$3,402	$4,225	$7,690	$6,903
	Average total assets	1,594,610	1,424,035	1,565,325	1,373,546
	Core return on average assets	0.85%	1.19%	0.98%	1.01%

	Calculation of core pre-provision net revenue
	Net interest income	$11,872	$11,415	$23,918	$22,086
	Non-interest income	3,680	5,046	7,993	8,592
	Non-interest expense	(10,914)	(9,764)	(21,252)	(19,763)
	Pre-provision net revenue	4,638	6,697	10,659	10,915
	Realized loss/(gain) on securities	(269)	(667)	(686)	(1,177)
	Core deposit accretion	249	249	497	497
	Purchase discount amortization	(300)	(643)	(626)	(1,032)
(B)	Core pre-provision net revenue	$4,318	$5,636	$9,844	$9,203

	Calculation of core pre-provision net revenue to average assets
(B)	Core pre-provision net revenue	$4,318	$5,636	$9,844	$9,203
	Average total assets	1,594,610	1,424,035	1,565,325	1,373,546
	Core pre-provision net revenue to average assets	1.08%	1.58%	1.26%	1.34%

	Calculation of tangible assets (excluding PPP)
	Total assets	$1,604,966	$1,474,034	$1,604,966	$1,474,034
	Goodwill	(11,109)	(11,109)	(11,109)	(11,109)
	Other Intangibles	(3,622)	(4,616)	(3,622)	(4,616)
	Paycheck Protection Plan ("PPP") loans	(50,304)	(91,335)	(50,304)	(91,335)
(C)	Tangible assets (excluding PPP)	$1,539,931	$1,366,974	$1,539,931	$1,366,974

	Calculation of tangible common equity
	Total stockholder's equity	$157,022	$145,181	$157,022	$145,181
	Goodwill	(11,109)	(11,109)	(11,109)	(11,109)
	Other intangibles	(3,622)	(4,616)	(3,622)	(4,616)
(D)	Tangible common equity	$142,291	$129,456	$142,291	$129,456

	Calculation of tangible common equity to tangible assets (excluding PPP)
(D)	Tangible common equity	$142,291	$129,456	$142,291	$129,456
(C)	Tangible assets (excluding PPP)	1,539,931	1,366,974	1,539,931	1,366,974
	Tangible common equity to tangible assets	9.24%	9.47%	9.24%	9.47%

	Calculation of average tangible common equity
	Average stockholder's common equity	$155,850	$141,401	$154,024	$138,794
	Average goodwill	(11,109)	(11,109)	(11,109)	(11,109)
	Average other intangibles	(3,770)	(4,767)	(3,893)	(4,887)
(E)	Average tangible stockholders' common equity	$140,971	$125,525	$139,022	$122,798

	Calculation of core return on average common equity
(A)	Core net income	$3,402	$4,225	$7,690	$6,903
(E)	Average tangible common equity	140,971	125,525	139,022	122,798
	Core return on average common equity	9.65%	13.46%	11.06%	11.24%

	Calculation of core yield on loans
	Interest income on loans	$10,275	$11,297	$21,021	$22,326
	Loan accretion income	(300)	(643)	(626)	(1,032)
	Adjusted interest income on loans	9,975	10,654	20,395	21,294
	Average loan balances	976,520	977,866	976,059	945,189
	Core yield on loans	4.09%	4.36%	4.18%	4.51%

	Calculation of adjusted allowance for loan loss to total loans
	Allowance for loan losses	$(13,639)	$(9,866)	$(13,639)	$(9,866)
	Additional reserves not part of the allowance for loan loss	(3,420)	(4,986)	(3,420)	(4,986)
(F)	Adjusted allowance for loan loss	(17,059)	(14,852)	(17,059)	(14,852)
	Total loans	971,173	981,902	971,173	981,902
	Adjusted allowance for loan loss to total loans	1.76%	1.51%	1.76%	1.51%

	Calculation of adjusted allowance for loan loss to nonperforming loans
(F)	Adjusted allowance for loan loss	$(17,059)	$(14,852)	$(17,059)	$(14,852)
	Nonperforming loans	12,273	9,312	12,273	9,312
	Adjusted allowance for loan loss to nonperforming loans (coverage ratios)	139.00%	159.49%	139.00%	159.49%

	Calculation of adjusted allowance for loan loss to total loans excluding PPP
(F)	Adjusted allowance for loan loss	$(17,059)	$(14,852)	$(17,059)	$(14,852)
	Total loans	971,173	977,866	971,173	945,189
	PPP loans	(50,304)	(91,335)	(50,304)	(91,335)
	Total loans excluding PPP	920,869	886,531	920,869	853,854
	Adjusted allowance for loan loss to total loans excluding PPP	1.85%	1.68%	1.85%	1.74%

	Calculation of core revenue
	Net interest income	$11,872	$11,415	$23,918	$22,086
	Non-interest income	3,680	5,046	7,993	8,592
	Realized loss/(gain) on securities	(269)	(667)	(686)	(1,177)
(G)	Core revenue	$15,283	$15,794	$31,225	$29,501

	Calculation of core non-interest expense
	Non-interest expense	$10,914	$9,764	$21,252	$19,763
	Core deposit accretion	249	249	497	497
	Purchase discount amortization	(300)	(643)	(626)	(1,032)
(H)	Core non-interest expense	$10,863	$9,370	$21,123	$19,228

	Calculation of core efficiency ratio
(H)	Core non-interest expense	$10,863	$9,370	$21,123	$19,228
(G)	Core revenue	15,283	15,794	31,225	29,501
	Core efficiency ratio	71.08%	59.33%	67.65%	65.18%

	Calculation of core non-interest expense to total average assets
(H)	Core non-interest expense	$10,863	$9,370	$21,123	$19,228
	Average total assets	1,594,610	1,424,035	1,565,325	1,373,546
	Core non-interest expense to total average assets	0.68%	0.66%	1.35%	1.40%

	Calculation of tax adjusted net interest margin
	Net interest income	$11,872	$11,415	$23,918	$22,086
	Tax adjusted interest on securities and loans	745	503	1,422	930
	Adjusted net interest income	12,617	11,918	25,340	23,016
	Total average earning assets	1,473,625	1,312,911	1,445,263	1,266,042
	Tax adjusted net interest margin	3.42%	3.63%	3.51%	3.64%